SCHEDULE 14A INFORMATION

             Soliciting Materials Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                           [Amendment No............]

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /     Preliminary Proxy Statement (Revocation of Consent)
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive Proxy Statement (Revocation of Consent Statement)
/ /     Definitive Additional Materials
/X/     Soliciting Material Pursuant to Section 240.14a-12


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)



       (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required

/ /    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),  14a6(i)(2)  or
       Item 22(a)(2) of Schedule 14A.

/ /    Fee computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.
           1) Title  of each  class of  securities  to which  transaction applies:
                -----------------------
           2)   Aggregate number of securities  to  which  transaction  applies:
                -----------------------
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________
           4)   Proposed maximum aggregate value of transaction:
                -----------------------
           5)   Total fee paid: _______________________

/ /    Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid: ________________________________________
           2)   Form, Schedule or Registration Statement No.: __________________
           3)   Filing Party: __________________________________________________
           4)   Date Filed: ____________________________________________________

                              Sch 14A - Cover Page
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[Canadian National                                    [Wisconsin Central
Railway Company logo]                           Transportation Corporation logo]


FOR IMMEDIATE RELEASE


              CANADIAN NATIONAL AND WISCONSIN CENTRAL TO HOLD MEDIA
            AND INVESTMENT ANALYST CONFERENCE CALL JAN. 30 TO DISCUSS
                         CN'S PROPOSED ACQUISITION OF WC

MONTREAL and ROSEMONT, Ill., Jan. 30, 2001-- Paul M. Tellier, president and chief executive officer of Canadian National Railway Company ("CN"), and Thomas
F. Power, Jr., president and chief executive officer of Wisconsin Central Transportation Corporation ("WCTC"), will hold a media and investment analyst teleconference call today at 9.30 a.m. ET (8.30 a.m. CT) to discuss CN's proposed acquisition of WCTC.

CN and WCTC announced this morning at 7.30 a.m. ET that their Boards of Directors have approved a merger agreement under which CN will acquire all the common stock of WCTC for cash valued at US$17.15 per WCTC share. The total enterprise value of the transaction is approximately US$1.2 billion, including approximately US$400 million of WCTC debt.

Reporters and investment analysts in Canada and the United States are asked to telephone 1-800-366-3964 (toll free) at least 10 minutes prior to the conference starting time of 9.30 a.m. ET.

Mr. Tellier and Mr. Power will discuss the transaction and invite questions.

For reporters and analysts unable to participate in the teleconference, a tape of the session will be available. To listen to it, please dial 1-800-405-2236 (toll free) after approximately 12 noon ET Jan. 30 and enter PIN # 819449. The replay will be available until midnight ET, Feb. 2.

A live Internet broadcast of the session will be available at the web sites of CN, www.cn.ca, and WCTC, www.wclx.com.

Canadian National Railway Company spans Canada and mid-America, from the Atlantic and Pacific oceans to the Gulf of Mexico, serving the ports of Vancouver, Prince Rupert, B.C., Montreal, Halifax, New Orleans, and Mobile, Ala., and the key cities of Toronto, Buffalo, Chicago, Detroit, Memphis, St. Louis, Jackson, Miss., with connections to all points in North America. CN's 2000 revenue was C$5,428 million (US$3,691 million).

WCTC's North American rail system comprises approximately 2,850 route miles of track and trackage rights, and it has approximately 2,200 employees, 244 locomotives and 13,900 railcars. Revenues for 2000 are expected to top the 1999 record of US$363 million. The system's principal gateways are Chicago; Duluth, Minn./Superior, Wis.; Green Bay,

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Wis.;  Milwaukee;  Minneapolis/St.  Paul and Sault Ste Marie, Ont. Its principal
North American subsidiaries are Wisconsin Central Ltd., Fox Valley & Western Ltd., Algoma Central Railway Inc., Sault Ste. Marie Bridge Company and Wisconsin Chicago Link Ltd.

This news release contains forward-looking statements. CN and WCTC caution that, by their nature, forward-looking statements involve risk and uncertainty and that each of their results could differ materially from those expressed or implied in such statements. Reference should be made to CN's most recent Form 40-F, and WCTC's most recent Form 10-K, filed with the United States Securities and Exchange Commission (SEC) for a summary of major risk factors.

In connection with the proposed transaction, WCTC will file a proxy statement with the SEC. Investors are urged to read the entire proxy statement because it contains important information. Investors can obtain a free copy of this and other documents filed with the SEC at the SEC web site (www.sec.gov). In addition, the proxy statement and other documents filed with the SEC by WCTC will be available without charge from WCTC. Information regarding the participants in WCTC's proxy solicitation and their interest in such solicitation may be obtained by reviewing WCTC's definitive consent revocation statement filed with the SEC on Nov. 14, 2000, with respect to a separate matter. If you wish to get a copy of any such document, please contact Ann Thoma at (847) 318-4588.

                                      # # #

Contacts:

For Canadian National:                                    For Wisconsin Central:
Mark Hallman                                              Ann Thoma
(416) 217-6390                                            (847) 318-4588

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